UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): May 2, 2008 (May 1, 2008)

HONG KONG WINALITE GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-83375	87-0575571
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

606, 6/F Ginza Plaza, 2A Sai Yeung Choi Street South Mongkok, Kowloon, Hong Kong
(Address of principal executive offices)

(852) 2388-3928
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(1) Resignation of Xijian Zhou as director and appointment of Shusheng Guo

On and effective May 1, 2008, Mr. Xijian Zhou resigned from the Board of Directors of Hong Kong Winalite Group, Inc. (the "Company") and as the Chief Marketing Officer of the Company. At the same time, the Company appointed Mr. Shusheng Guo as a director, effectively immediately. Mr. Zhou's resignation was due to personal reasons and not because of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Mr. Guo, age 40, has more than nine years of executive experience. From June 2004 to April 2008, Mr. Guo served as a general manager of Spain Jinxin Trading Company, a company engaged in the business of importing apparel and shoes. Before joining Spain Jinxin Trading Company, Mr. Guo was the Vice General Manager of Guangdong Jinjiufang Liquor Co., Ltd. from December 1999 to June 2006. Mr. Guo holds a Bachelor's degree from Guangzhou Leader Training College.

There is no arrangement or understanding pursuant to which Mr. Guo was elected as a director, and there are no related party transactions between Mr. Guo and the Company reportable under Item 404(a) of Regulation S-K.

No family relationships exist between Mr. Guo and any other directors or executive officers of the Company.

(2) Appointment of Guowen Ren as Chief Marketing Officer

On and effective May 1, 2008, the Company appointed Mr. Guowen Ren as Chief Marketing Officer.

Mr. Guowen Ren, age 41, has worked as a senior sales and marketing manager for more than 12 years. From January 2005 to September 2007, Mr. Ren first served as a vice president of sales for Herbalife (China and Hong Kong) Health Products, Ltd. ("Herbalife"), a premier nutrition and weight-management company and then was promoted as the General Manager of Herbalife. Before joining Herbalife, Mr. Ren was the director of Wall Street English (China) Training Center from June 2001 to December 2004, the regional sales and operation manager of Avon (China) Cosmetics, Ltd. from July 1998 to June 2001, the sales and operation senior manager of Amway (China) Co., Ltd. from October 1995 to July 1998, the national sales training manager of Gillette Shanghai Co., Ltd. from February 1995 to October 1995, the Shanghai branch sales manager of Avon (China) Cosmetics, Ltd. from December 1993 to February 1995, and the district sales manager of Handsome Garment Co., Ltd. from June 1991 to November 1993. Mr. Ren has a Bachelor's degree in English Literature from Shanghai Normal University. Since October 2007, Mr. Ren has been studying at University of Phoenix for an MBA degree.

On May 1, 2008, the Company and Mr. Ren entered into an employment agreement (the "Employment Agreement"), under which Mr. Ren's employment is "at will" and either the Company or Mr. Ren may terminate the employment anytime with or without advance notice.

The Employment Agreement provides, among other things, that Mr. Ren's monthly base salary will be $2,500. In addition, Mr. Ren is eligible to participate in the Company's staff benefit plans according to his years of service and performance. The Employment Agreement also contains covenants prohibiting Mr. Ren from engaging in any business other than the Company's business during his employment with the Company or disclosing any confidential information of the Company, both during his employment and after the termination of employment with the Company.

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The foregoing summary of the material terms and conditions of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

There is no arrangement or understanding pursuant to which Mr. Ren was appointed as Chief Marketing Officer, and there are no related party transactions between Mr. Ren and the Company reportable under Item 404(a) of Regulation S-K.

No family relationships exist between Mr. Ren and any other directors or executive officers of the Company.

A copy of this report has been provided to Mr. Zhou. Mr. Zhou has been provided with the opportunity to furnish the Company as promptly as possible with a letter addressed to the Company stating whether he agrees with the statements made by the Company in this report, and if not, stating the respects in which he does not agree. No such letter has been received by the Company.

ITEM 9.01.   FINANCIAL STATEMENTS AND EXHIBITS

        (d)           Exhibits.

10.1	Employment Agreement by and between Hong Kong Winalite Group, Inc. and Guowen Ren dated May 1, 2008.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HONG KONG WINALITE GROUP, INC.

By:	/s/ Jingjun Hu
Jingjun Hu
Chief Executive Officer

Dated: May 2, 2008

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Employment Agreement by and between Hong Kong Winalite Group, Inc. and Guowen Ren dated May 1, 2008.